Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
Permitting Hong Kong Highpower Technology, Inc. to Use and Attach Our Audit
and Review Report(s) in any filing required by the SEC

We hereby consent to your disclosure of our audit report dated August 23, 2007 on the financial statements of Hong Kong Highpower Technology Company Limited as of and for the six months ended June 30, 2007 and our audit report dated July 14, 2007 on the financial statements of Hong Kong Highpower Technology Company Limited as of and for the years ended December 31, 2004, 2005 and 2006, in the registration document of Hong Kong Highpower Technology, Inc. on Form S-1.

For the purpose of the aforesaid Registration Statement, we also consent to the reference of our firm as "Experts" under the “Experts” caption, which, insofar as applicable to our firm means accounting experts.

/s/ Dominic K. F. Chan & Co.
Dominic K. F. Chan & Co.
HONG HONG,
November 13, 2007